Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo Announces Termination of Validation Agreement

HOUSTON, Oct. 28, 2010 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the "Company" or "SulphCo") (NYSE Amex:SUF), a technology company with a patented ultrasound process designed to desulfurize liquid petroleum streams, announced today that it has received notice from the mid-stream energy company with which it has been discussing potential commercial options that it has chosen not to move forward with commercial negotiations at the present time.

SulphCo continues to pursue other commercial opportunities for its desulfurization technologies and, as indicated previously, believes the results from recent commercial tests provide support for the technology's merit. There can be no assurances that such opportunities will result in commercial agreements with the Company. In addition, the Company will need additional financing in order to pursue such opportunities fully.

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content making those compounds easier to process using conventional techniques, as well as reducing the density and viscosity. For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman,
Vice President of Corporate Development

SulphCo, Inc
+1 713-896-9100